Exhibit 99.1

NI Holdings, Inc. Announces Leadership Change

FARGO, North Dakota, October 10, 2025 - NI Holdings, Inc. (NASDAQ: NODK) today announced that Seth Daggett has stepped down from his role as President and Chief Executive Officer of NI Holdings, along with his role as a board member of the company, to pursue other opportunities, effective immediately. The Board has appointed Cindy Launer as the President and Chief Executive Officer of NI Holdings, effective October 10, 2025.

Ms. Launer previously served as the Interim CEO of NI Holdings in the fall of 2024 and has otherwise served as an independent non-executive director on NI Holdings’ board since November 2019. Ms. Launer brings 18 years of experience in the insurance industry with a proven track record of success as a global finance and operations executive. Formerly, Ms. Launer served as Chief Operating Officer of AIG’s Commercial Insurance Business, before retiring in 2018. She will remain on the Board of Directors while serving as the Chief Executive Officer.

“While the company remains financially strong, the Board unanimously agreed that Cindy Launer is the right leader to guide NI Holdings into its next phase,” said Eric K. Aasmundstad, Chairman of the Board. “Her deep understanding of our business, steady leadership, and unwavering commitment to our people and stakeholders make her uniquely qualified for this role. We are confident in her ability to work collaboratively with the Board to shape and execute a long-term strategic plan that drives sustainable, profitable growth.”

Ms. Launer added, “It’s an honor to return as CEO and lead a company I know well and deeply respect. With a talented team, a strong track record, and the trust of those we serve, we’re well positioned for the future. I’m committed to building on that foundation to deliver long-term value for our many stakeholders.”

About the Company

NI Holdings, Inc. is an insurance holding company. The company is a North Dakota business corporation that is the stock holding company of Nodak Insurance Company and became such in connection with the conversion of Nodak Mutual Insurance Company from a mutual to stock form of organization and the creation of a mutual holding company. The conversion was consummated on March 13, 2017. Immediately following the conversion, all of the outstanding shares of common stock of Nodak Insurance Company were issued to Nodak Mutual Group, Inc., which then contributed the shares to NI Holdings in exchange for 55% of the outstanding shares of common stock of NI Holdings. Nodak Insurance Company then became a wholly-owned stock subsidiary of NI Holdings. NI Holdings’ financial statements are the consolidated financial results of NI Holdings; Nodak Insurance Company, including Nodak Insurance Company’s wholly-owned subsidiaries American West Insurance Company, Primero Insurance Company, and Battle Creek Insurance Company; and Direct Auto Insurance Company.

Safe Harbor Statement

Some of the statements included in this news release are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Actual results could vary materially. Factors that could cause actual results to vary materially include risks we describe in the periodic reports we file with the Securities and Exchange Commission. You should not place undue reliance on any such forward-looking statements. We disclaim any obligation to update such statements or to announce publicly the results of any revisions that we may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

For a detailed discussion of the risk factors that could affect our actual results, please refer to the risk factors identified in our SEC reports, including, but not limited to our Annual Report on Form 10-K, as filed with the SEC.

Investor Relations Contact:

Matt Maki

Executive Vice President, Treasurer and Chief Financial Officer

701-212-5976

IR@nodakins.com